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                                                                EXHIBIT 99



                               [LETTERHEAD]


FOR IMMEDIATE RELEASE

CONTACT: GEORGE RASMUSSEN
         (612) 767-7000

GREAT LAKES WILL NOT RESUME MIDWAY CONNECTION SERVICE


MINNEAPOLIS, Minn., June 2, - Great Lakes Aviation, Ltd. announced today the termination of its marketing arrangements with Midway Airlines. Great Lakes will not be resuming the Midway Connection services.

The carrier, which voluntarily suspended flight operations on May 16, said it will be assisting the affected employees in effort to obtain future employment.

Great Lakes initiated Midway Connection services on October 1, 1995, offering connecting flights for communities into Midway Airline's Raleigh Durham hub. Since it began operating as Midway Connection, the carrier had grown to include 12 aircraft offering flights to 15 communities.

For additional information please visit our web site at http://www.greatlakesav.com.